SIGNATURES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 28, 2005

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio		44144

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On January 11, 2005, American Greetings Corporation (“American Greetings”) announced the resignation of Robert P. Ryder, its Senior Vice President and Chief Financial Officer, effective January 28, 2005. In connection with Mr. Ryder’s resignation, Mr. Ryder’s employment agreement with American Greetings, dated August 28, 2002, terminated on January 28, 2005. Mr. Ryder’s employment agreement provided for an annual base salary of $300,000, subject to increase based on performance, and entitled him to receive other benefits normally provided to other Senior Vice Presidents, including participation in the American Greetings Key Management Annual Incentive Plan at the Senior Vice President level and the American Greetings Retirement Profit Sharing and Savings Plan. Mr. Ryder’s employment agreement also entitled him to participate in American Greetings’ stock option plans at the Senior Vice President level, under which he was granted options to purchase Class A common shares with an exercise price equal to the fair market value of the Class A common shares on the date of grant. Mr. Ryder’s options that were vested as of January 28, 2005, remain exercisable until April 28, 2005. Mr. Ryder’s employment agreement also provided for severance benefits under certain circumstances; however, American Greetings will not incur any severance obligations or early termination penalties as a result of the termination of Mr. Ryder’s employment agreement. A copy of Mr. Ryder’s employment agreement was filed with the Securities and Exchange Commission as Exhibit 10(ii)(A)(xix) to American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation (Registrant)

	By:	S/ Zev Weiss

Zev Weiss, Chief Executive Officer

Date: February 1, 2005